As filed with the Securities and Exchange Commission on August 1, 2003
Registration No. 333-60678

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 VOICE MOBILITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
Nevada	4822	33-0777819
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 - 4190 Lougheed Hwy, Burnaby, British Columbia, Canada (604) 482-0000
(Address and telephone number of registrant's principal executive offices)
Randy G. Buchamer, Chief Executive Officer 100 - 4190 Lougheed Hwy, Burnaby, British Columbia, Canada (604) 482-0000

(Name, address and telephone number of agent for service)

Copy of communications to:

Virgil Z. Hlus, Esq.
Clark, Wilson
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  No longer applicable because shares are being removed from registration.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  [ ]

THIS POST-EFFECTIVE AMENDMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933, AS AMENDED, ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(C), MAY DETERMINE.

DEREGISTRATION OF SECURITIES

Voice Mobility International, Inc., a Nevada company, filed a Registration Statement on Form S-1 (Registration No. 333-60678) with the Securities and Exchange Commission on May 10, 2001, registering for resale by the selling security holders identified in the registration statement: (i) up to 6,500,000 shares of our common stock; (ii) up to 3,250,000 share purchase warrants to acquire up to 3,250,000 shares of our common stock; and (iii) up to 3,250,000 shares of our common stock, issuable upon exercise of such share purchase warrants. Voice Mobility subsequently filed a Pre-Effective Amendment No. 1 on June 7, 2001 pertaining to the same offering and constituting part of the registration statement. The SEC declared the registration statement effective on June 8, 2001. Post-effective amendments to the registration statement were filed on July 16, 2001 and April 29, 2002.

The offering contemplated by the registration statement has terminated by virtue of the expiration of Voice Mobility's contractual obligation to the remaining selling shareholders to maintain the effectiveness of the registration statement. Pursuant to the undertaking contained in the registration statement, Voice Mobility is filing this post-effective amendment to remove from registration all of the shares of common stock and share purchase warrants that were registered in the offering but remain unsold as of the date hereof. As of the date hereof, there were 1,869,800 shares of common stock, 3,250,000 share purchase warrants and 3,250,000 shares of common stock issuable upon exercise of such share purchase warrants that remain unsold under the registration statement.

Accordingly, Voice Mobility files this post-effective amendment to deregister 1,869,800 shares of its common stock, 3,250,000 share purchase warrants and 3,250,000 shares of common stock issuable upon exercise of such share purchase warrants covered by the registration statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burnaby, British Columbia, on August 1, 2003.

VOICE MOBILITY INTERNATIONAL, INC.

By: /s/ Randy G. Buchamer
Randy G. Buchamer
Chief Executive Officer
Principal Executive Officer and Principal Financial Officer

By: /s/ Harry Chan
Harry Chan
Controller
(Principal Accounting Officer)

Date: August 1, 2003

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy G. Buchamer	Chief Executive Officer and Director	August 1, 2003
Randy G. Buchamer

/s/ James J. Hutton	President and Director	August 1, 2003
James J. Hutton

/s/ William E. Krebs	Director	August 1, 2003
William E. Krebs

/s/ Donald Calder	Chairman of the Board and Director	August 1, 2003
Donald Calder

/s/ Morgan P. Sturdy	Director	August 1, 2003
Morgan P. Sturdy

/s/ F. David D. Scott	Director	August 1, 2003
F. David D. Scott